Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135552) of Horizon Lines, Inc. of our reports dated February 2, 2009, with respect to the consolidated financial statements and schedule of Horizon Lines, Inc., and the effectiveness of internal control over financial reporting of Horizon Lines, Inc., included in the Annual Report (Form 10-K) for the year ended December 21, 2008.
/s/ Ernst & Young LLP
Charlotte, North Carolina
February 2, 2009